Exhibit 99.1

NEWS RELEASE

H. Patrick Dee Chief Operating Officer (505) 241-7102	Christopher C. Spencer Chief Financial Officer (505) 241-7154

FIRST STATE REPORTS THIRD QUARTER RESULTS

Albuquerque, NM — November 2, 2009

OVERVIEW:

•	Loans decreased $120 million.

•	Retail deposits excluding brokered and public funds increased $15 million.

•	Brokered deposits including CDARS reciprocal decreased $16 million.

•	Net interest margin of 2.53% for the quarter.

•	Total non-performing loans increased $30 million.

•	$87 million of allowance not included in regulatory capital.

•	First Community Bank “adequately capitalized” at September 30, 2009.

•	Continued participation in “TAG” deposit guarantee program to maintain liquidity.

First State Bancorporation (“First State”) (NASDAQ:FSNM) today announced a third quarter 2009 net loss of $51.5 million or $(2.49) per diluted share, compared to a net loss of $1.8 million or $(0.09) per diluted share for the same period in 2008. First State’s net loss for the nine months ended September 30, 2009 was $82.1 million, or $(3.99) per diluted share, compared to a net loss of $116.2 million, or $(5.76) per diluted share for the same period in 2008. The net loss for the three and nine months ended September 30, 2009 resulted primarily from the significant provision for loan losses due to the level of non-performing assets and increased charge-offs. The loss for the nine month period ended September 30, 2009 was mitigated by the gain on the sale of our Colorado branches of $23.3 million in June 2009. The results for the three and nine months ended September 30, 2008 were negatively impacted by a $127.4 million non-cash goodwill impairment charge that occurred in the second quarter of 2008 as well as provisioning for loan losses due primarily to increasing levels of non-performing assets.

“In the past six months, our external loan review and examiners reviewed over 65% of the dollar amount of our loan portfolio. That, combined with appraisals that we have obtained on the collateral supporting most of our higher risk loans resulted in the level of charge-offs and provision that we recorded this quarter,” stated Michael R. Stanford, President and Chief Executive Officer. “We don’t think this level of provisioning will be necessary in the future and believe that the worst may now be behind us,” continued Stanford.

STATEMENT OF OPERATIONS HIGHLIGHTS:

	Three Months Ended September 30,		Nine Months Ended September 30,
(Unaudited - $ in thousands, except share and per-share amounts)	2009	2008	2009	2008
Interest income	$30,224	$49,468	$111,452	$151,978
Interest expense	11,904	17,806	41,862	57,665

Net interest income	18,320	31,662	69,590	94,313
Provision for loan losses	(52,500)	(15,635)	(116,900)	(48,235)

Net interest income (expense) after provision for loan losses	(34,180)	16,027	(47,310)	46,078
Non-interest income	9,726	6,370	49,428	19,569
Non-interest expense	26,540	27,260	83,711	210,155

Loss before income taxes	(50,994)	(4,863)	(81,593)	(144,508)
Income tax expense (benefit)	546	(3,085)	546	(28,348)

Net loss	$(51,540)	$(1,778)	$(82,139)	$(116,160)

Basic loss per share	$(2.49)	$(0.09)	$(3.99)	$(5.76)
Diluted loss per share	$(2.49)	$(0.09)	$(3.99)	$(5.76)
Weighted average basic shares outstanding	20,660,518	20,232,171	20,579,984	20,177,842
Weighted average diluted shares outstanding	20,660,518	20,232,171	20,579,984	20,177,842

First State has disclosed in this release certain non-GAAP financial measures to provide meaningful supplemental information regarding First State’s operational performance and to enhance investors’ overall understanding of First State’s operating financial performance. Management believes that these non-GAAP financial measures allow for additional transparency and are used by some investors, analysts, and other users of First State’s financial information as performance measures. These non-GAAP financial measures are presented for supplemental informational purposes only for understanding First State’s operating results and should not be considered a substitute for financial information presented in accordance with GAAP. These non-GAAP financial measures presented by First State may be different from non-GAAP financial measures used by other companies.

Net loss excluding the gain on sale of Colorado branches for the nine months ended September 30, 2009, was $105.4 million compared to a net loss excluding goodwill impairment charge of $8.9 million for 2008. Net loss per diluted share excluding the gain on sale of Colorado branches for the nine months ended September 30, 2009 was $(5.12) compared to a net loss per diluted share excluding goodwill impairment charge of $(0.44) for the same period in 2008.

The following table presents performance ratios in accordance with GAAP and a reconciliation of the non-GAAP financial measurements to the GAAP financial measurements.

FINANCIAL SUMMARY:

	Three Months Ended September 30,		Nine Months Ended September 30,
(Unaudited - $ in thousands except per-share amounts)	2009	2008	2009	2008

Net loss as reported	$(51,540)	$(1,778)	$(82,139)	$(116,160)
Goodwill impairment charge, net of tax	-	-	-	107,290
Gain on sale of Colorado branches	-	-	(23,292)	-

Net income (loss) excluding goodwill impairment charge and gain on sale of Colorado branches	$(51,540)	$(1,778)	$(105,431)	$(8,870)

GAAP basic and diluted earnings (loss) per share	$(2.49)	$(0.09)	$(3.99)	$(5.76)

Diluted loss per share excluding goodwill impairment charge and gain on sale of Colorado branches	$(2.49)	$(0.09)	$(5.12)	$(0.44)

GAAP return on average assets	(6.92)%	(0.20)%	(3.33)%	(4.48)%

Return on average assets excluding goodwill impairment charge and gain on sale of Colorado branches	(6.92)%	(0.20)%	(4.27)%	(0.34)%

GAAP return on average equity	(169.44)%	(3.63)%	(80.48)%	(56.13)%

Return on average equity excluding goodwill impairment charge and gain on sale of Colorado branches	(169.44)%	(3.63)%	(103.30)%	(4.29)%

Non-interest income as reported	$9,726	$6,370	$49,428	$19,569
Gain on sale of Colorado branches	-	-	(23,292)	-

Non-interest income excluding gain on sale of Colorado branches	$9,726	$6,370	$26,136	$19,569

Non-interest expense as reported	$26,540	$27,260	$83,711	$210,155
Goodwill impairment charge	-	-	-	(127,365)

Non-interest expense excluding goodwill impairment charge	$26,540	$27,260	$83,711	$82,790

Efficiency ratio	94.63%	71.68%	70.33%	184.54%

Efficiency ratio excluding goodwill impairment charge and gain on sale of Colorado branches	94.63%	71.68%	87.45%	72.70%

GAAP operating expenses to average assets	3.57%	3.12%	3.39%	8.11%

Operating expenses to average assets excluding goodwill impairment charge and gain on sale of Colorado branches	3.57%	3.12%	3.39%	3.19%

Net interest margin	2.53%	3.87%	2.93%	3.98%

Average equity to average assets	4.09%	5.61%	4.13%	7.98%

Leverage ratio:
Consolidated	3.18%	7.12%	3.18%	7.12%

Bank Subsidiary	5.75%	8.02%	5.75%	8.02%

Total risk based capital ratio:
Consolidated	8.75%	10.44%	8.75%	10.44%

Bank Subsidiary	9.21%	10.45%	9.21%	10.45%

BALANCE SHEET HIGHLIGHTS:

(Unaudited - $ in thousands Except per share amounts)	September 30, 2009	December 31, 2008	September 30, 2008	$ Change from December 31, 2008	$ Change from September 30, 2008
Total assets	$2,886,347	$3,415,049	$3,468,774	$(528,702)	$(582,427)
Total loans	2,125,792	2,754,589	2,761,137	(628,797)	(635,345)
Interest bearing deposits with other banks and federal funds sold	114,377	1,689	3,030	112,688	111,347
Investment securities	585,860	488,996	494,375	96,864	91,485
Deposits	2,151,683	2,522,542	2,497,281	(370,859)	(345,598)
Non-interest bearing deposits	389,672	453,319	476,094	(63,647)	(86,422)
Interest bearing deposits	1,762,011	2,069,223	2,021,187	(307,212)	(259,176)
Borrowings	596,053	596,060	616,812	(7)	(20,759)
Shareholders’ equity	77,664	159,254	189,647	(81,590)	(111,983)
Book value per share	$3.76	$7.84	$9.37	$(4.08)	$(5.61)
Tangible book value per share	$3.49	$7.08	$8.57	$(3.59)	$(5.08)

Net interest income was $18.3 million for the third quarter of 2009 compared to $31.7 million for the same quarter of 2008. For the nine months ended September 30, 2009 and 2008, net interest income was $69.6 million and $94.3 million, respectively. Our net interest margin was 2.53% and 3.87% for the third quarter of 2009 and 2008, respectively, and 2.96% for the second quarter of 2009. The net interest margin was 2.93% and 3.98% for the nine months ended September 30, 2009 and 2008, respectively.

Net Interest Margin

The decrease in the net interest margin is primarily due to the decrease in the federal funds target rate that began in September 2007 and continued through December 2008, along with the increase in non-performing assets throughout 2008 and the first three quarters of 2009. The Federal Reserve Bank has lowered the federal funds target rate by 500 basis points, 400 of which occurred in calendar 2008, leading to an equal decrease in the prime lending rate. A significant portion of our loan portfolio is tied directly to the prime lending rate and adjusts daily when there is a change in the prime lending rate. The rates paid on customer deposits are influenced more by competition in our markets and tend to lag behind Federal Reserve Bank action in both timing and magnitude, particularly in this very low rate environment. Although we have lowered selected deposit rates since the beginning of 2008, we continue to remain competitive in the markets we serve.

In addition, during the quarter ended September 30, 2009, we reversed approximately $1.5 million in accrued interest on two Colorado metropolitan municipal district bonds. The bond agreements allow the districts to defer interest payments in the case where available funds from development of the district are not sufficient to cover the debt service. Due to the status of the developments and related uncertainty of the cash flows, we reversed the accrued interest on these bonds.

Our asset sensitivity including the increase in excess cash, the decrease in the prime lending rate, and the increase in non-accrual loans combined with an increase in borrowings and minimal deposit repricing continues to have a negative impact on the net interest margin.

In the first quarter of 2009, in order to increase our liquidity position, we issued additional brokered deposits and borrowed additional funds from the Federal Home Loan Bank (“FHLB”), resulting in an increase in lower yielding cash on the balance sheet. This strategy increased our cash liquidity and at the same time has resulted in further margin compression by increasing our earning asset base with lower yielding assets and contributing to an increase in interest expense. As part of our strategy, we focused on maturities of 15 to 24 months for brokered deposits issued in the first quarter of 2009, as well as maturities over the next two to three years for FHLB borrowings to further strengthen our liquidity position. Although these activities as noted above have contributed to the recent margin compression, we continue to believe that the improvement in our current liquidity position in the current banking environment outweighs the margin compression we have seen over the last few quarters.

The increase in non accrual loans has continued to put pressure on our net interest margin. The margin compression is a direct result of reversals of accrued interest on loans moving to non accrual status during the period as well as the inability to accrue interest on the respective loan going forward ultimately resulting in an earning asset with a zero percent rate. The level of non accrual loans has increased to $229 million at the end of September 2009 from $99 million at the end of September 2008. Non accrual loans now make up 8% of interest earning assets compared to 3% a year ago.

The extent of future changes in our net interest margin will depend on the amount and timing of any Federal Reserve rate changes, our overall liquidity position, our non-performing asset levels, our ability to manage the cost of interest-bearing liabilities, and our ability to stay competitive in the markets we serve.

Liquidity and Capital

We continue to focus our attention on the overall liquidity position of the Bank due to the current economic environment and capital structure of the Bank with particular focus on the level of cash liquidity along with monitoring the other liquidity sources available to us including federal funds lines (fully secured by securities or loan collateral) and other assets that can be monetized including the cash surrender value of bank-owned life insurance. The Company’s most liquid assets are cash and cash equivalents and marketable investment securities that are not pledged as collateral. The levels of these assets are dependent on operating, financing, lending, and investing activities during any given period. We continue to accumulate and maintain excess cash liquidity from loan reductions to compensate for the limited liquidity options currently available. In addition, during the third quarter, we redeemed approximately $36 million in bank-owned life insurance, increasing our cash liquidity.

At September 30, 2009, the Bank was considered “adequately capitalized” while the Company was considered “undercapitalized” for the Tier 1 leverage ratio under regulatory guidelines, subjecting both entities to prompt supervisory and regulatory actions pursuant to the FDIC Improvement Act of 1991, and prohibiting us from accepting, renewing, or rolling over brokered deposits except with a waiver from the FDIC and subjecting the Bank to restrictions on the interest rates that can be paid on deposits. From late October through December 31, 2009, there are approximately $66 million in brokered deposits that will not be able to be renewed. The Bank has maintained in excess of $100 million in overnight investments, which combined with normal expected repayments of loans outstanding, provides significantly more liquidity than required to redeem these brokered deposits.

Our total liquidity position during the third quarter remained fairly consistent with that of the second quarter; however, the Bank’s liquidity position continues to evolve based on the operations of the Bank. The Bank returned to a “well capitalized” institution with our June 30, 2009 Call Report filing primarily as a result of selling our Colorado branches in an effort to reduce our risk weighted assets. This classification change relieved us of the restrictions required of an “adequately capitalized” institution, however the formal agreement entered into with the Federal Reserve regulators restricted our ability to issue new brokered deposits. During the third quarter, we submitted and received approval of our Brokered Deposit Plan. The approval of this plan provided the ability to bring the deposits of customers participating in the one-way sell CDARS program back into the Bank. It also allowed us to provide this product to customers that were participating in CDARS as of June 30, 2009, as long as we remained “well capitalized.” The approval of the Brokered Deposit Plan was nullified with the drop of the Bank’s capital status to “adequately capitalized” at the end of September 30, 2009.

In the event that our deposit generation is negatively impacted by the recent drop to “adequately capitalized,” management believes that sufficient cash and liquid assets are on hand to maintain operations and meet all obligations as they come due. From a liquidity standpoint, the most significant ramification of the drop in capitalized category relates to our inability to rollover or renew existing brokered deposits, including CDARS reciprocal deposits, that mature or come up for renewal while the Bank is considered adequately capitalized, without a waiver from the FDIC. The Bank has not received a waiver from the FDIC.

Our additional liquidity sources include two federal funds borrowing lines for a total capacity of approximately $94 million, fully collateralized by investment securities and commercial loans. During the third quarter, the Bank secured a subordination agreement with the FHLB, which provides the Bank the ability to pledge non real estate commercial loans to the Federal Reserve Bank discount window. At the end of September, the Bank had approximately $72.5 million in additional borrowing capacity included in the $94 million above attributable to $132 million in commercial loans currently pledged to the Federal Reserve Bank discount window.

In addition, the Bank is a participating institution in the Transaction Account Guarantee Program (“TAG Program”), which the FDIC extended in the third quarter from December 31, 2009 to June 30, 2010. The TAG Program provides our deposit customers in non-interest bearing and interest-bearing NOW accounts paying fifty basis points or less full FDIC insurance for an unlimited amount.

Management currently anticipates that our cash and cash equivalents, expected cash flows from operations, and borrowing capacity will be sufficient to meet our anticipated cash requirements for working capital, loan originations, capital expenditures, and other obligations for at least the next twelve months.

ALLOWANCE FOR LOAN LOSSES:

(Unaudited - $ in thousands)	Nine Months Ended September 30, 2009	Year Ended December 31, 2008	Nine Months Ended September 30, 2008
Balance beginning of period	$79,707	$31,712	$31,712
Provision for loan losses	116,900	71,618	48,235
Net charge-offs	(74,257)	(23,623)	(11,573)
Allowance related to loans sold	(7,747)	-	-

Balance end of period	$114,603	$79,707	$68,374

Allowance for loan losses to total loans held for investment	5.41%	2.91%	2.49%
Allowance for loan losses to non-performing loans	50%	67%	67%

NON-PERFORMING ASSETS:

(Unaudited - $ in thousands)	September 30, 2009	December 31, 2008	September 30, 2008
Accruing loans – 90 days past due	$-	$4,139	$1,988
Non-accrual loans	228,621	114,138	99,498

Total non-performing loans	$228,621	$118,277	$101,486
Other real estate owned	42,086	18,894	15,929
Non-accrual investment securities	18,775	-	-

Total non-performing assets	$289,482	$137,171	$117,415

Potential problem loans	$205,782	$130,884	$95,444
Total non-performing assets to total assets	10.03%	4.02%	3.38%

First State’s provision for loan losses was $52.5 million for the third quarter of 2009 compared to $15.6 million for the same quarter of 2008. The provision for loan losses for the nine months ended September 30, 2009 was $116.9 million, compared to $48.2 million for the same period in 2008. First State’s allowance for loan losses was 5.41% and 2.49% of total loans held for investment at September 30, 2009 and September 30, 2008, respectively. The increase in the provision is a result of an increase in non-performing loans and higher levels of net charge-offs. Non-performing loans increased by $110.3 million during the first three quarters of 2009, including increases of $45.3 million and $47.7 million in the first and second quarters respectively, while the increase for the third quarter fell to $17.3 million. Potential problem loans increased by $74.9 million from December 31, 2008; however, for the quarter ended September 30, 2009, they declined by $53.1 million. Net charge-offs totaled $74.3 million during the first three quarters of 2009, including $13.3 million and $13.9 million in the first and second quarters, respectively. Net charge-offs for the third quarter ended September 30, 2009 were $47.1 million which incorporates acceleration in the timing of when previously provided specific loan reserves are charged off. Historically, specifically provided reserves were taken as charge-offs upon final resolution of the problem loans. In the quarter ended September 30, 2009, we began charging off all specific reserves that have been determined to be collateral dependent.

The increase in the allowance is based on management’s current evaluation and provides for probable inherent losses in the portfolio, trends in delinquencies, charge-off experience, and local and national economic conditions. Substantially all non-performing loans are secured by real estate where fair value is more determinable based on appraisals, which decreases the reserves needed on those loans compared to other categories where the collateral is less tangible.

Other real estate owned increased approximately $26.2 million compared to the same period of 2008 and increased approximately $23.2 million compared to December 31, 2008. Other real estate owned at September 30, 2009 includes $36.2 million in foreclosed or repossessed assets, a $3.9 million property that was previously held for future expansion and development by Front Range Capital Corporation, a company acquired by First State in March, 2007, and $2.0 million in facilities and vacant land listed for sale.

Non-accrual investment securities include municipal utility district bonds related to two residential housing developments in the Denver, Colorado metropolitan area which are not current on debt service.

“We have taken a more aggressive stance on charging down loans where we have established a specific reserve under FAS 114, resulting in a significant increase in the historical loss percentage which is a major component of the calculation of our allowance for loan losses,” stated H. Patrick Dee, Executive Vice President and Chief Operating Officer. “We believe this approach presents an even more conservative level of the allowance than in the past, with over $96 million in our allowance that is based entirely on either subjective factors or the recent historical loss percentages. Based on current appraised values of the underlying collateral, the remaining non accrual loan balances require a reserve of only $18 million, as all other collateral shortfalls have now been charged off,” continued Dee.

NON-INTEREST INCOME:

	Three Months Ended September 30,
(Unaudited - $ in thousands)	2009	2008	$ Change	% Change

Service charges	$3,157	$3,969	$(812)	(21)%
Credit and debit card transaction fees	871	1,037	(166)	(16)
Gain (loss) on investment securities	4,209	(556)	4,765	(857)
Gain on sale of loans	665	840	(175)	(21)
Other	824	1,080	(256)	(24)

	$9,726	$6,370	$3,356	53%

The decrease in service charges and credit and debit card transaction fees is primarily due to the completion of the sale of our Colorado branches on June 26, 2009.

The increase in gain on investment securities is due to an increase in sales of investment securities during the period. Certain securities were sold at a gain as part of our continued efforts to bolster capital by repositioning U.S. Agency securities into GNMA securities which are guaranteed by the U.S. government and therefore have a lower risk weighting for capital purposes. The 2008 loss on investment securities includes an other-than-temporary impairment charge of $565,000 on FHLMC preferred stock acquired as part of the acquisition of Front Range Capital Corporation in March 2007, partially offset by gains from calls and sales of securities during the period.

The decrease in gain on sale of residential mortgage loans is primarily due to decreased volumes. During the third quarter of 2009, we sold approximately $46 million in loans compared to approximately $56 million during the same period in 2008. The decline in volume is due primarily to the closure of our Colorado mortgage operations in conjunction with the Colorado branch sale.

The decrease in other non-interest income is primarily due to a decrease in rental income, related to the sale of our Colorado branches and a decrease in bank owned life insurance income, partially offset by a gross receipts tax refund. In September 2009, we surrendered bank-owned life insurance policies with a current value of approximately $36 million for liquidity and risk-based capital purposes. The surrenders resulted in a tax penalty of approximately $896,000 which is included in other non-interest expense.

NON-INTEREST INCOME:

	Nine Months Ended September 30,
(Unaudited - $ in thousands)	2009	2008	$ Change	% Change

Service charges	$10,610	$10,683	$(73)	(1)%
Credit and debit card transaction fees	2,867	3,013	(146)	(5)
Gain (loss) on investment securities	6,963	(682)	7,645	(1,121)
Gain on sale of loans	3,290	3,196	94	3
Gain on sale of Colorado branches	23,292	-	23,292	-
Other	2,406	3,359	(953)	(28)

	$49,428	$19,569	$29,859	153%

The decrease in service charges and credit and debit card transaction fees is due to the completion of the sale of our Colorado branches on June 26, 2009, partially offset by an increase in NSF fees charged per occurrence, an increase in account analysis fees, an increase in non-customer ATM fees, and a reduction in fees waived from deposit accounts.

The increase in gain on investment securities is due to an increase in sales of investment securities during the period. Certain securities were sold at a gain as part of our continued efforts to bolster capital as described above. The 2008 loss on investment securities includes an other-than-temporary charge of $898,000 on FHLMC preferred stock as described above, partially offset by gains from calls and sales of securities during the period.

The gain on sale of our Colorado branches is from the sale transaction completed on June 26, 2009.

The decrease in other non-interest income is primarily due to a decrease in check imprint income, a decrease in official check outsourcing fee income as official check processing was brought in-house in the fourth quarter of 2008, a decrease attributable to the redemption of VISA stock that occurred in the first quarter of 2008, a decrease in rental income related to the sale of our Colorado branches on June 26, 2009, and a decrease in bank-owned life insurance income, partially offset by a gross receipts tax refund. In September 2009, we surrendered bank-owned life insurance policies with a current value of approximately $36 million for liquidity and risk-based capital purposes. The surrenders resulted in a tax penalty of approximately $896,000 which is included in other non-interest expense.

NON-INTEREST EXPENSE:

	Three Months Ended September 30,
(Unaudited - $ in thousands)	2009	2008	$ Change	% Change

Salaries and employee benefits	$9,067	$12,468	$(3,401)	(27)%
Occupancy	3,285	4,360	(1,075)	(25)
Data processing	1,340	1,341	(1)	-
Equipment	1,324	1,915	(591)	(31)
Legal, accounting, and consulting	2,489	590	1,899	322
Marketing	613	1,057	(444)	(42)
Telephone	426	479	(53)	(11)
Other real estate owned	2,143	627	1,516	242
FDIC insurance premiums	1,843	554	1,289	233
Amortization of intangibles	272	640	(368)	(58)
Other	3,738	3,229	509	16

	$26,540	$27,260	$(720)	(3)%

The decrease in salaries and employee benefits is primarily due to a decrease in headcount. At September 30, 2009, full time equivalent employees totaled 559 compared to 860 at September 30, 2008. The sale of the Colorado branches and the related closure of the Colorado mortgage division accounted for a headcount reduction of 193. The decrease is also due to a decrease in self-insured medical and dental claims.

The decrease in occupancy is primarily due to a decrease in building depreciation expense, leasehold amortization, and rent and related expenses due to the sale of the Colorado branches and the Colorado Mortgage division closure, partially offset by higher lease impairment charges on vacated office space in the third quarter of 2009 compared to 2008.

The decrease in equipment is primarily due to the decrease in depreciation expense on equipment and a decrease in equipment rental and associated costs due to the sale of the Colorado branches and Colorado Mortgage division closure.

The increase in legal, accounting, and consulting expense resulted partially from higher levels of non-performing loans and higher legal fees as a result of our written agreement with the regulators. In addition, we incurred approximately $1.5 million in consulting fees related to a staffing model and various revenue enhancement models that were prepared in connection with our continued efforts to control non-interest expenses and increase other non-interest income.

The decrease in marketing expenses is primarily due to a decrease in direct advertising costs. Marketing costs were higher in the 2008 period due to the Bank’s new ad campaign combined with costs associated with the introduction of the Bank’s new deposit products.

The increase in expenses for other real estate owned is primarily due to an increase in write-downs of properties to reflect further deterioration of fair values subsequent to foreclosure and an increase in other expenses related to the properties, both commensurate with the increase in number of properties.

The increase in FDIC insurance premiums is due to new FDIC assessment rates that took effect on January 1, 2009, as well as an increase in average deposits. In February 2009, the FDIC adopted an additional final rule which included an additional uniform two basis point increase as well as other adjustments that took effect on April 1, 2009.

The decrease in amortization of intangibles is due to the sale of our Colorado branches on June 26, 2009.

The increase in other non-interest expenses is primarily due to interest and penalties of approximately $896,000 related to the surrender of certain bank-owned life insurance and appraisal costs on other real estate owned, partially offset by a decrease in travel and entertainment and other savings associated with our expense management initiative and the sale of our Colorado branches in June 2009.

NON-INTEREST EXPENSE:

	Nine Months Ended September 30,
(Unaudited - $ in thousands)	2009	2008	$ Change	% Change

Salaries and employee benefits	$33,026	$38,748	$(5,722)	(15)%
Occupancy	10,726	12,523	(1,797)	(14)
Data processing	4,252	4,267	(15)	-
Equipment	4,735	5,972	(1,237)	(21)
Legal, accounting, and consulting	5,432	1,956	3,476	178
Marketing	1,950	2,538	(588)	(23)
Telephone	1,220	1,545	(325)	(21)
Other real estate owned	3,918	2,329	1,589	68
FDIC insurance premiums	7,111	1,549	5,562	359
Amortization of intangibles	1,475	1,920	(445)	(23)
Goodwill impairment charge	-	127,365	(127,365)	(100)
Other	9,866	9,443	423	5

	$83,711	$210,155	$(126,444)	(60)%

The decrease in salaries and employee benefits is primarily due to a decrease in headcount. At September 30, 2009, full time equivalent employees totaled 559 compared to 860 at September 30, 2008. The sale of the Colorado branches and the related closure of the Colorado mortgage division accounted for a headcount reduction of 193. The decrease is also due to a decrease in incentive bonus expense and a decrease in self-insured medical and dental claims, partially offset by increased mortgage commissions and separation pay associated with the sale of the Colorado branches and the closure of our Colorado Mortgage division. The separation pay related to the Colorado branches and the Colorado Mortgage division totaled $1.3 million.

The decrease in occupancy is primarily due to a decrease in building depreciation expense, leasehold amortization, and rent and related expenses due to the sale of the Colorado branches and Colorado Mortgage division closure, partially offset by higher lease impairment charges on vacated office space in the third quarter of 2009 compared to 2008.

The decrease in equipment is primarily due to the decrease in equipment depreciation expense and equipment rental and associated costs on equipment related to the Colorado branches that were sold in June 2009.

The increase in legal, accounting, and consulting expense resulted from legal and investment banking fees incurred in connection with the sale of our Colorado branches of approximately $1.2 million, consulting costs of $1.5 million related to a staffing model and various revenue enhancement models that were prepared in connection with our continued efforts to control non-interest expenses and increase other non-interest income, and legal fees associated with higher levels of non-performing loans and our written agreement with the regulators.

The increase in expenses for other real estate owned is primarily due to an increase in write-downs of properties to reflect further deterioration of fair values subsequent to foreclosure and an increase in other expenses related to the properties, both commensurate with the increase in number of properties.

The increase in FDIC insurance premiums is due to new FDIC assessment rates that took effect on January 1, 2009, the five basis point special assessment for $1.4 million that occurred in the second quarter of 2009, and the increase in deposits. The final rule also permits the imposition of an additional emergency special assessment after June 30, 2009, of up to five basis points per quarter through 2009.

The decrease in amortization of intangibles is due to the sale of our Colorado branches on June 26, 2009.

Income tax expense in the quarter ended September 30, 2009 of $546,000 is due to the limitation on alternative minimum tax carrybacks due to our net operating loss position.

In conjunction with its third quarter earnings release, First State will host a conference call to discuss these results, which will be simulcast over the Internet on Monday, November 2, 2009 at 5:00 p.m. Eastern Time. To listen to the call and view the slide presentation, visit www.fcbnm.com, Investor Relations. The conference call will be available for replay beginning November 2, 2009 through November 13, 2009 at www.fcbnm.com, Investor Relations.

First State Bancorporation is a New Mexico based commercial bank holding company (NASDAQ:FSNM). First State provides services, through its subsidiary First Community Bank, to customers from a total of 40 branches located in New Mexico and Arizona. On Friday, October 30, 2009, First State’s stock closed at $0.98 per share.

The following tables provide selected information for average balances and average yields for the three and nine month periods ended September 30, 2009 and September 30, 2008:

	Three Months Ended September 30, 2009		Three Months Ended September 30, 2008
(Unaudited - $ in thousands)	Average Balance	Average Yield	Average Balance	Average Yield

AVERAGE BALANCES:
Loans	$2,207,700	4.81%	$2,757,789	6.31%
Investment securities	496,961	2.67%	496,102	4.56%
Interest-bearing deposits with other banks and federal funds sold	166,619	0.24%	4,484	2.31%
Total interest-earning assets	2,871,280	4.18%	3,258,375	6.04%
Total interest-bearing deposits	1,779,886	1.91%	2,058,920	2.59%
Total interest-bearing liabilities	2,407,280	1.96%	2,760,812	2.57%

Non interest-bearing demand accounts	398,293		495,043
Equity	120,681		194,612
Total assets	2,952,870		3,471,523

	Nine Months Ended September 30, 2009		Nine Months Ended September 30, 2008
(Unaudited - $ in thousands)	Average Balance	Average Yield	Average Balance	Average Yield

AVERAGE BALANCES:
Loans	$2,532,221	5.14%	$2,658,832	6.76%
Investment securities	491,474	3.75%	500,607	4.59%
Interest-bearing deposits with other banks and federal funds sold	147,937	0.25%	6,411	2.92%
Total interest-earning assets	3,171,632	4.70%	3,165,850	6.41%
Total interest-bearing deposits	2,037,433	2.10%	2,084,952	2.90%
Total interest-bearing liabilities	2,685,625	2.08%	2,685,714	2.87%

Non interest-bearing demand accounts	454,674		478,445
Equity	136,452		276,438
Total assets	3,301,919		3,462,491

The following tables provide information regarding loans and deposits for the quarters ended September 30, 2009 and 2008, and the year ended December 31, 2008:

LOANS:

(Unaudited - $ in thousands)	September 30, 2009		December 31, 2008		September 30, 2008
Commercial	$263,918	12.4%	$356,769	13.0%	$352,579	12.8%
Real estate – commercial	893,463	42.1%	1,172,952	42.6%	1,117,029	40.4%
Real estate – one- to four-family	203,749	9.6%	270,613	9.8%	283,262	10.3%
Real estate – construction	725,707	34.1%	896,117	32.5%	950,238	34.4%
Consumer and other	30,430	1.4%	41,474	1.5%	43,048	1.6%
Mortgage loans available for sale	8,525	0.4%	16,664	0.6%	14,981	0.5%

Total	$2,125,792	100.0%	$2,754,589	100.0%	$2,761,137	100.0%

DEPOSITS:

(Unaudited - $ in thousands)	September 30, 2009		December 31, 2008		September 30, 2008
Non-interest bearing	$389,672	18.1%	$453,319	18.0%	$476,094	19.1%
Interest-bearing demand	336,950	15.7%	296,732	11.8%	296,955	11.9%
Money market savings accounts	390,288	18.1%	471,011	18.6%	535,075	21.4%
Regular savings	90,008	4.2%	100,691	4.0%	102,685	4.1%
Certificates of deposit less than $100,000	237,932	11.1%	325,110	12.9%	346,010	13.9%
Certificates of deposit greater than $100,000	430,758	20.0%	471,826	18.7%	522,929	20.9%
CDARS Reciprocal deposits	97,271	4.5%	212,249	8.4%	155,143	6.2%
Brokered deposits	178,804	8.3%	191,604	7.6%	62,390	2.5%

Total	$2,151,683	100.0%	$2,522,542	100.0%	$2,497,281	100.0%

Certain statements in this news release are forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). These statements are based on management’s current expectations or predictions of future results or events. We make these forward-looking statements in reliance on the safe harbor provisions provided under the Private Securities Litigation Reform Act of 1995.

All statements, other than statements of historical fact, included in this news release which relate to performance, development or activities that we expect or anticipate will or may happen in the future, are forward looking statements. The discussions regarding our growth strategy, expansion of operations in our markets, acquisitions, dispositions, competition, loan and deposit growth, timing of new branch openings, capital expectations, and response to consolidation in the banking industry include forward-looking statements. Other forward-looking statements may be identified by the use of forward-looking words such as “believe,” “expect,” “may,” “might,” “will,” “should,” “seek,” “could,” “approximately,” “intend,” “plan,” “estimate,” or “anticipate” or the negative of those words or other similar expressions.

Forward-looking statements involve inherent risks and uncertainties and are based on numerous assumptions. They are not guarantees of future performance. A number of important factors could cause actual results to differ materially from those in the forward-looking statement. Some factors include changes in interest rates, local business conditions, government regulations, loss of key personnel or inability to hire suitable personnel, faster or slower than anticipated growth, economic conditions, our competitors’ responses to our marketing strategy or new competitive conditions, and competition in the geographic and business areas in which we conduct our operations. Forward-looking statements contained herein are made only as of the date made, and we do not undertake any obligation to update them to reflect events or circumstances after the date of this report to reflect the occurrence of unanticipated events.

Because forward-looking statements involve risks and uncertainties, we caution that there are important factors, in addition to those listed above, that may cause actual results to differ materially from those contained in the forward-looking statements. These factors are included in our Form 10-K for the period ended December 31, 2008, and are updated in our Form 10-Q for the period ended June 30, 2009, as filed with the Securities and Exchange Commission.

First State’s news releases and filings with the Securities and Exchange Commission are available through the Investor Relations section of First State’s website at www.fcbnm.com.